United States securities and exchange commission logo





                    October 1, 2020

       Paul R. Lundstrom
       Chief Financial Officer
       FLEX LTD.
       2 Changi South Lane
       Singapore 486123

                                                        Re: FLEX LTD.
                                                            Form 10-K for the
Year Ended March 31, 2020
                                                            Filed May 28, 2020
                                                            File No. 000-23354

       Dear Mr. Lundstrom:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Heather Childress